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                                                                 EXHIBIT 10(iii)

i TELL, Inc.
7895 B Cessna Avenue
Gaithersburg, MD 20879
Phone: 301-590-1091 Fax:301-869-3019
E-Mail: INFO@i TELL.inc.com

                   SALE/PURCHASE/MANAGEMENT AGREEMENT PANAMTEL


This Agreement is made this 29th day of February, 2000 by and between i TELL, Inc. a Delaware Corporation headquartered at 7895 B Cessna Avenue, Gaithersburg, Maryland 20879, represented by Mr. Sergio Ado (hereinafter known as Buyer) and Asociados Espada C.A., trading as Panamtel, located at Av. Ppal Beethoven, Torre Financiera, Piso 2, Ofic. 2-H, Urb, Bello Monte, Caracas, D.F. B Apod Postal 1050 Caracas Venezuela represented by Mr. Jorge Pocaterra Mejias (hereinafter known as Seller)

Whereas the seller desires to sell and the Buyer desires to buy the business of a certain telecommunications and marketing company known as Asociados, Espada C.A., trading as Panamtel (hereinafter known as the "Company") inclusive all assets thereof as contained in Schedule "A" attached hereto.

Whereas the Buyer requires that the Company prove it's ability to become profitable. This is to be accomplished through a one (1) year trail in which the Company will be managed completely by the Buyer. At anytime, at the sole discretion of the buyer, the buyer may choose to fully execute this contract and take immediate control of the Company.

The parties hereto agree and covenant that the purchase of the Company will be effected one (1) year and one (1) day, from the date of this agreement under the terms and conditions listed below. For the period of one (1) year and (1) day, i TELL, Inc., will be in full management control of the Company with i TELL providing all required financial, management, marketing and operational support to insure the success of this business venture and the ultimate sale and purchase of the Company. During this one (1) year period i TELL will continuously evaluate the performance of the Company while utilizing all standard business practices as deemed necessary to insure the success of the Company. At the successful completion of this one year trial, this Sales/Purchaser/Management Agreement will be put into full force and effect with i TELL paying the agreed upon price as outlined herein. If this one year trial is deemed by the buyer to be unsuccessful the Company will be returned to Mr. Jorge Pocaterra Mejias, as is, with no further liabilities or responsibilities to any of the parties involved. During this one (1) trial period, it will be the responsibility of the Company, with the full financial and operational support of i TELL, to reverse the current business looses of the Company, and to return the Company to the status of profitability. The terms and conditions of this trial period, which will lead to the ultimate sale and purchase of the Company are as follows:

1. i TELL, Inc., upon the completion of this Sale/Purchase/Management contract will immediately assume full management control of the Company. This management agreement will be in full force and effect for the period of one year, in which the performance of the Company will be continuously evaluated, under the following terms and conditions:



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         2.       All personnel of the Company are to remain on staff and in the positions in which they now occupy under the general terms and conditions of their existing and/or assumed employment contracts, as required by the Central Government.

         3. A Chief of Operations Officer will immediately be deployed by i TELL and integrated into management supervision of all staff functions within the home office operations of the Company. All operational controls will be assumed by i TELL.

         4. Marketing and Sales will come under the direct supervision of i TELL, with all marketing and sales goals and objectives being established by i TELL. Monthly Marketing and Sales reviews will be conducted with performance reviews for all Marketing and Sales personnel. All marketing and sales are to be standardized and accomplished by the existing staff, in a concentrated effort to expand the lines of business and create profitable cash flows.

         5. The CFO of i TELL will manage all Accounts Receivable, Accounts Payable and Payroll. All financial matters concerning funding, cash management, stock, hedging, accounting and reporting will be assumed by i TELL. Exiting staff will be utilized to facilitate all accounting and reporting functions of the Company. Immediately upon closing of this Sales/Purchase/Management Agreement, the Buyer will establish Monthly. Quarterly and Annual operating budgets and standard accounting procedures. All budgetary considerations, guidelines and funding requirements of the Company, deemed appropriate by i TELL, will be authorized, supported and allocated by i TELL.

         6. The current contracts for service and equipment will remain in full force and effect. Normal and customary business practices will be maintained to the highest possible standards. All leases, rentals, and mortgages of the Company will remain in full force and effect until such time as the corporation deems it necessary to make appropriate changes as agreed.

2. It will be the responsibility of the Company to reverse all negative business trends and correct the financial shortfalls of the business of the Company under the following terms and conditions.

         7. Mr. Jorge Pocaterra will remain President of the Company and will be responsible to insure the successful transition of the Telecommunications business in Venezuela from the current position of Central Government control to the Private Markets. Among the responsibilities of the President will be to insure the maintenance of all licenses and permits necessary to do the ordinary business of the Company, while doing all that is additionally required to expand the licensing of the company as directed by i TELL in making every effort to reverse the Company's existing problems.

         8. All accounting staff will remain and report to the CFO of i TELL for all ordinary business and financing of the Company. All cash flows, expenses, and required funding will be the responsibility of i TELL.

         9. All Marketing and Sales staff will remain in their positions reporting directly to the COO. It will be the responsibility of Marketing and Sales to build the volume of business of the Company as outline by i TELL. Corporate objectives and sales quotes will be clearly outlined.

         10. All Technical and Engineering staff will remain in their current positions and it will be the responsibility of i TELL to deploy all additional equipment necessary to expand the network capacities of the Company to meet the corporate objectives as implemented by i TELL.


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         11.      General and Administrative expenses will be reviewed and
                  adjusted according to the budget guidelines imposed by the CFO and approved by the CEO.

3. The Company must prove its ability to make its business profitable and once there is proof of performance and documentary evidence of the growth and profitability of the business of the Company, i TELL will at the end of the term of one (1) year execute the following settlement for the purchase of Company:

         12. At the acceptance and execution of this contract, i TELL, Inc., will cause to be placed in escrow. Two Hundred Thousand (200,000) shares of the publicly traded stock of BroadBAND Wireless International (BBAN) currently priced by the United States Market Makers at a total Book value in excess of $600,000,000 with an individual share value averaging above $6.00 per share.

         13. At the successful completion of this trial period, within the one year time period or sooner at the sole option of the buyer, as total consideration for the purchase of the Company. i TELL will transfer to the Company, the 200,000 shares of the publicly traded stock of BBAN.

         14. Immediately upon receipt of the BBAN Stock, the Company promises and agrees to convey to i TELL all goods, clear, and marketable titles to all the property to be sold hereunder, the same to be sold hereunder the same to be free and clear of all liens and encumbrances. Full possession of said property will be delivered in the same condition that it is now, reasonable wear and tear expected. Until conveyance of all real properties to Buyer, the Seller agrees to maintain the existing insurance policies, in accordance with industry standards for all said property.

         15. Immediately upon receipt of the BBAN Stock, the Company promises to convey to i TELL all existing bank accounts, all cash accounts, accounts receivable, accounts payable, all inventory and all vendor contracts at the time of closing.

         16. Immediately upon receipt of the BBAN Stock, the Company promises to convey all licenses and permits to i TELL.

         17. This Agreement supercedes any/all prior agreements, written or oral.

         18. All of the terms, representations and warranties shall survive the closing. This Agreement shall bind and inure to the benefit of the Seller and the Buyer and their respective heirs, executors, administrators, successors and assigns. If this agreement shall contain any term or provision which shall be invalid or against public policy or if the application of same is invalid or against public policy, then the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed on the day and year fist above written and that the buyer and the seller mutually agreed that this agreement is govern under the laws of the State of Delaware, U.S.A. This constitutes the whole and entire agreement.


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SELLER:                             BUYER:                             WITNESS:
/s/ Jorge Pocaterra Mejias          /s/ Sergio Ado

Mr. Jorge Pocaterra Mejias          Mr. Sergio Ado

Asociados Espada C.A.               i TELL, Inc. U.S.A.
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